Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
of
TB WOOD’S CORPORATION
at
$24.80 NET PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED MARCH 5, 2007
by
FOREST ACQUISITION CORPORATION
a wholly owned subsidiary
of
ALTRA HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 2, 2007, UNLESS THE OFFER IS EXTENDED.

March 5, 2007

To Our Clients:

Enclosed for your consideration are an Offer to Purchase, dated March 5, 2007, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with an offer by Forest Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Altra Holdings, Inc., a Delaware corporation (“Parent”), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Company Common Stock”), of TB Wood’s Corporation, a Delaware corporation (the “Company”) at a purchase price of $24.80 per share of Company Common Stock. We are the holder of record of shares of Company Common Stock held by us for your account. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares of Company Common Stock held by us for your account. A tender of such shares of Company Common Stock can be made only by us as the holder of record and pursuant to your instructions.

We request instructions as to whether you wish us to tender any or all of the shares of Company Common Stock held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $24.80 per share of Company Common Stock, net to you in cash without interest less any required withholding taxes.

2.	The Offer is being made for all outstanding shares of Company Common Stock.

3.	The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated February 17, 2007, by and among the Company, Parent and Purchaser (the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the purchase of shares of Company Common Stock pursuant to the Offer and promptly after the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger”). The Company will continue as the surviving corporation after the Merger and will be a wholly owned subsidiary of Parent.

4.	The board of directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company’s stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Company Common Stock pursuant to the Offer and, if required under Delaware law, approve the Merger Agreement in accordance with the applicable provisions of Delaware law.

5.	The Offer and withdrawal rights expire at Midnight, New York City time, on April 2, 2007, unless extended (as extended, the “Offer Expiration Date”).

6.	The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn before the Offer Expiration Date a number of shares of Company Common Stock which, together with the shares of Company Common Stock then owned by Parent and Purchaser, represents at least sixty-six and two-thirds percent (66 2/3%) of the shares of Company Common Stock then outstanding determined on a fully diluted basis (including all shares of Company Common Stock which the Company may be required to issue within sixty (60) days following the Offer Expiration Date pursuant to Company stock options or warrants then outstanding that are vested or exercisable or that may become vested or exercisable as a result of the Offer), (b) the expiration or termination of certain governmental and regulatory waiting periods and (c) compliance by the Company with certain financial and business criteria. Please see the Offer to Purchase for more detailed information regarding the conditions to the obligations of Purchaser and the Company to consummate the Offer.

7.	Any stock transfer taxes applicable to the sale of shares of Company Common Stock to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your shares of Company Common Stock, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your shares of Company Common Stock, all such shares of Company Common Stock will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Offer Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of Company Common Stock in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for shares of Company Common Stock purchased pursuant to the Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company (the “Depositary”) of (a) certificates representing the shares of Company Common Stock tendered or timely confirmation of the book-entry transfer of such shares of Company Common Stock into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such shares of Company Common Stock into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

INSTRUCTIONS WITH RESPECT TO THE OFFER
TO PURCHASE FOR CASH ALL OUTSTANDING SHARES OF
COMMON STOCK
of
TB WOOD’S CORPORATION
at
$24.80 NET PER SHARE
by
FOREST ACQUISITION CORPORATION
a wholly owned subsidiary
of
ALTRA HOLDINGS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 5, 2007, of Forest Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Altra Holdings, Inc., and the related Letter of Transmittal, relating to the offer by Purchaser to purchase all outstanding shares of common stock, par value $0.01 per share, of TB Wood’s Corporation, a Delaware corporation (the “Company Common Stock”).

This will instruct you to tender to Purchaser the number of shares of Company Common Stock indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

NUMBER OF SHARES OF COMPANY COMMON STOCK TO BE TENDERED:	SIGN HERE

_ _ shares*
Signature(s)
Account Number: _ _

Name(s)
Dated: _ _, 2007

Address(es)

Tax Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all of your shares of Company Common Stock held by us for your account are to be tendered.

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